Exhibit 4.1

                                 PROMISSORY NOTE

                                  (Bridge Loan)

Up to                                                     Greenwich, Connecticut
$100,000                                                         April ___, 2002


      For value received, AMBIENT CORPORATION, a Delaware corporation whose principal place of business is 1033 Beacon Street, Brookline, Massachusetts 02446 ("Maker"), hereby promises to pay to the order of BELLE HAVEN INVESTMENTS, L.P. ("Payee"), on or prior to the Maturity Date (as defined in Section 3.2 below), at Payee's principal place of business 5 Greenwich Office Park, Greenwich, Connecticut 06831, or at such other places as Payee may from time to time specify, the principal sum of One Hundred Thousand and No/100 Dollars ($100,000) plus per annum interest thereon as set forth below, in legal and lawful money of the United States of America.

1. Principal Amount of Loan. At its option, Payee will loan the following amounts to Maker on the dates stated. In the event that Payee does not provide the entire amount of such funding on such dates, Payee shall not be obligated to fund any additional amounts pursuant to this Note and Maker will be obligated to repay only the amount funded by Payee:

      1.1 First Funding Date. Payee shall loan $50,000 to Maker no later than April 9, 2002.

      1.2 Second Funding Date. Payee shall loan $25,000 to Maker no later than April 16, 2002.

      1.3 Third Funding Date. Payee shall loan $25,000 to Maker no later than April 23, 2002. Payee shall have no further funding obligations after the Third Funding Date.

2.    Rate of Interest.

      Interest (calculated on the basis of a year of 365 days and the actual number of days elapsed) shall accrue on the principal outstanding hereunder at the rate of one percent (1%) per month, compounded monthly, if, and only if, there is no closing for the Maker's private offering of units (the "Units") comprised of one share of Maker's common stock, par value $0.001 per share ("Common Stock"), and one warrant to purchase one share of Common Stock, in which the Payee will serve as placement agent (the "Offering"), prior to July 1, 2002 , with such interest to accrue beginning July 1, 2002.

3.    Terms of Payment.

      3.1 Conversion of Indebtedness. Notwithstanding anything to the contrary contained herein. If there is a closing of Maker's Offering prior to July 1, 2002, at the sole option of the Maker, Payee shall be entitled to convert the then entire outstanding amount owed pursuant to this Note into Units at a price per Unit equal to the per Unit offering price in the Offering in full satisfaction of all payment obligations owed to Payee by Maker pursuant to this Note. No interest will accrue on this Note prior to such conversion. In the event that the Maker elects to not permit the Payee to convert the outstanding amount owed pursuant to the Note, then the entire amount outstanding shall be repaid within three (3) business days following the closing of the Offering.

      3.2   Payments of Principal and Interest. Unless converted as provided in
            Section 3.1 or earlier repaid, Maker will make payment of all unpaid principal and all accrued and unpaid interest by no later than September 1, 2002 (the "Maturity Date"). If Maker does not make full payment of all unpaid amounts owed pursuant to this Note on or prior to the Maturity Date, interest will accrue thereafter at the rate of 1.25% per month, compounded monthly, until all outstanding amounts owed pursuant to this Note are paid.

      3.3 Application. Payments hereunder shall be applied first to late charges, legal expenses and other costs of Payee payable hereunder, then to interest accrued through the payment date and then to principal. Payments shall be deemed made upon receipt by Payee.

      3.4 Prepayment. This Note may be prepaid in whole or in part at any time or times at the option of Maker without penalty.

      3.5 Business Days. If any payment shall become due on a Saturday, Sunday, or a public holiday under the laws of Connecticut, such payment shall be due and made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

4.    Warrant.

      As additional consideration to Payee, Maker shall issue to Payee a Common Stock Purchase Warrant to purchase one hundred sixty five thousand (165,000) shares of Maker's common stock at an exercise price of $0.40 per share for each $25,000 in original principal amount funded by Payee pursuant to this Note, in the form attached hereto as Exhibit A.

      4.1 Registration of Shares. Maker grants registration rights to Payee on the same terms and considerations set forth in that certain Registration Rights Agreement between Maker and Payee which the parties entered into in connection with the Offering.

5.    Waivers and Consents.


      Maker hereby waives diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest, and specifically consents to and waives notice of any renewals or extensions of this Note, whether made to or in favor of Maker or any other person or persons. The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived by each and all of said parties to the fullest extent permitted by law. The

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waiver by Payee of any breach or violation of, or default under, any provision of this Note shall not be a waiver by such party of any other provision or of any subsequent breach or violation of this Note or default hereunder.

6.    Governing Law and Venue.

      This Note is governed by and is to be construed and enforced in accordance with the laws of the State of Connecticut. Any litigation or arbitration between the parties which arises out of this Note shall be instituted and prosecuted only in the appropriate Connecticut or Federal court, or other tribunal, situated in Hartford, Connecticut. The parties hereto each specifically submits to the exclusive jurisdiction of such courts for purposes of any such action and the enforcement of any judgment or order arising therefrom. The parties hereto each waive any right to a change of venue and any and all objections to the jurisdiction of the Connecticut courts. Notwithstanding the foregoing, the Payee may take such actions in a foreign jurisdiction which the Payee deems necessary and appropriate to enforce or collect any court judgment in any dispute arising out of this Note or to seek and obtain other relief as is necessary to enforce the terms of this Note.

7.    Payee's Rights and Remedies.


      The rights, powers and remedies of Payee under this Note shall be in addition to all rights, powers and remedies given to Payee by virtue of any statute or rule of law, including but not limited to the Connecticut Commercial Code. All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently in Payee's sole discretion. Any forbearance, failure or delay by Payee in exercising any right, power or remedy of Payee shall continue in full force and effect until such right, power or remedy is specifically waived in writing executed by Payee.

8.    Costs; Attorneys' Fees.

      Maker agrees to pay the following costs, expenses, and attorneys' fees paid or incurred by any holder of this Note, or adjudged by a Court: (a) all costs of collection, costs, expenses, and attorneys' fees paid or incurred in connection with the collection or enforcement of this Note if Payee is the prevailing party, whether or not suit is filed; and (b) costs of suit and such other sum as the Court may adjudge as attorneys' fees in an action to enforce payment of this Note or any part of it.

      IN WITNESS WHREOF, this Note has been executed and delivered as of the date first above written by the duly authorized representative of Maker.



                                            AMBIENT CORPORATION
                                            a Delaware corporation
                                            1033 Beacon Street
                                            Brookline, Massachusetts  02446


                                            By:_____________________________